UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 1)

                            GARDEN RIDGE CORPORATION
                                (Name of issuer)

                                  Common Stock
                         (Title of class of securities)

                                    36541P104
                                 (CUSIP NUMBER)

                                December 31, 1999
             (Date of Event which requires filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this schedule is filed:

                               /X/ Rule 13d-1 (b)
                               / / Rule 13d-1 (c)
                               / / Rule 13d-1 (d)

JAMES A. CAPEZZUTO                                  WITH COPIES TO:
LEGAL OFFICER                                       KEVIN KEOGH, ESQ.
DEUTSCHE ASSET MANAGEMENT                           WHITE & CASE LLP
885 THIRD AVENUE                                    1155 AVENUE OF THE AMERICAS
NEW YORK, NY 10022-4802                             NEW YORK, NY 10036
212-250-9543                                        212-819-8227
--------------------------------------------------------------------------------
           (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
                      RECEIVE NOTICES AND COMMUNICATIONS)

---------------------------------
      CUSIP No. 36541P104
---------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Asset Management
         IRS ID:  13-3315378
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                  N/A                                                  (b) / /
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware, U.S.A.
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                               0
                             ------ --------------------------------------------
BENEFICIALLY                 6      SHARED VOTING POWER
OWNED BY                                     0
                             ------ --------------------------------------------
EACH                         7      SOLE DISPOSITIVE POWER
REPORTING                                    0
                             ------ --------------------------------------------
PERSON WITH                  8      SHARED DISPOSITIVE POWER
                                             0
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                  / /
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               0.0%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
              IA
-------- -----------------------------------------------------------------------

ITEM 1(A).        NAME OF ISSUER:

                  GARDEN RIDGE CORPORATION

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  19411 Atrium Place, Suite 170
                  Houston, Texas  77084

ITEM 2(A).        NAME OF PERSON FILING:

                  See Item 1 of the cover page attached hereto.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  885 Third Avenue, Suite 3200
                  New York, NY  10022-4802

ITEM 2(C).        CITIZENSHIP:

                  See Item 4 of the cover page attached hereto.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(E).        CUSIP NUMBER:

                  36541P104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                 (a) / / Broker or dealer registered under section 15 of the Act;

                 (b) / /  Bank as defined in section 3(a)(6) of the Act;

                 (c) / / Insurance Company as defined in section 3(a)(19) of the Act;

                 (d) / / Investment Company registered under section 8 of the Investment Company Act of 1940;

                 (e) /X/  An investment  adviser in  accordance  with Rule 13d-1
                          (b)(1)(ii)(E);

                 (f) / /  An  employee   benefit  plan,  or  endowment  fund  in
                          accordance with Rule 13d-1 (b)(1)(ii)(F);

                 (g) / /  A  parent   holding   company  or  control  person  in
                          accordance with Rule 13d-1 (b)(1)(ii)(G);

                 (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

                 (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                 (j) / /  Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1 (c), check this box. |_|

ITEM 4.  OWNERSHIP.

                  (A)      AMOUNT BENEFICIALLY OWNED:

                           See Item 9 of the cover page attached hereto.

                  (B)      PERCENT OF CLASS:

                           See Item 11 of the cover page attached hereto.

                  (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE, (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE, (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF, OR (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                           OF:

                           See Items 5 through 8 of the cover page attached hereto.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities check the following [x].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2000



                                       DEUTSCHE ASSET MANAGEMENT



                                        By  /s/ James A. Capezzuto
                                          --------------------------------------
                                          Name:  James A. Capezzuto
                                          Title:  Legal Officer & Vice President